                                 EXHIBIT NO. 11

                  STUART ENTERTAINMENT, INC. AND SUBSIDIARIES

             STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS
                (Amounts In Thousands, Except Per Share Amounts)
                                  (UNAUDITED)



                                        Three Months Ended
                                           March 31,
                                        ------------------
                                          1995       1994
                                        -------    -------
Shares of common stock outstanding
  at beginning of period (1)              6,539     3,405

Weighted-average shares issued
  during the period                          56         0

Weighted-average shares assumed
  issued under stock option plans
  and exercise of warrants during
  the period (assuming the treasury
  stock method)                              82        93
                                        -------   -------
Average common and common equivalent

  shares outstanding                      6,677     3,498
                                        =======   =======
Net income                              $   238   $   529
                                        =======   =======
Earnings per share                      $   .04   $   .15
                                        =======   =======


(1) This represents total outstanding shares of common stock less treasury shares. See Note 2 of Notes to Consolidated Financial Statements.

See Notes to Consolidated Financial Statements in Part I.